Exhibit 99.1

Edge Therapeutics Reports Third Quarter Financial Results

BERKELEY HEIGHTS, N.J., November 1, 2016 — Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced financial results for the three months ended September 30, 2016 and recent highlights.

“Our operations are progressing according to plan and we now have multiple sites actively screening patients for our Phase 3 NEWTON 2 study of EG-1962, including many leading academic centers that are high volume treatment centers for aneurysmal subarachnoid hemorrhage (aSAH),” said Brian A. Leuthner, Edge’s President and Chief Executive Officer. “During the quarter, we held investigator meetings for North American and Israeli sites participating in NEWTON 2, and received positive feedback and strong enthusiasm for the potential clinical benefit of EG-1962 over the current standard of care. In addition, we have commenced patient screening in our cisternal EG-1962 study and are on track for initiating patient enrollment in the fourth quarter of 2016. At the same time, we continue to bolster our management team by adding the necessary leadership and experience that complements the existing Edge team and strengthens our position to advance our promising portfolio of life-saving therapies towards commercialization.”

Third Quarter and Recent Highlights

•
In July, Edge initiated the pivotal Phase 3 NEWTON 2 (Nimodipine microparticles to Enhance recovery While reducing TOxicity after subarachNoid hemorrhage) study of EG-1962 administered through an existing external ventricular drain (EVD) in adults who suffer an aSAH resulting from a ruptured brain aneurysm. For information on NEWTON 2, including a list of study sites, please visit clinicaltrials.gov and enter the identifier NCT02790632.

•
In August, Edge closed a $20 million dual-tranche term loan with Hercules Capital, Inc. At closing, $15 million was drawn down with an additional $5 million available to be drawn down at Edge's option until June 2017. Proceeds from the term loan refinanced existing debt and will be used for general corporate purposes.

•
In September, Edge announced additional positive pharmacokinetic data from the Phase 1/2 NEWTON North American study of EG-1962 that supports the potential clinical and health economic impact of EG-1962 in aSAH.

•	In October, Edge appointed Dan Brennan, a proven and respected commercial leader in the biopharmaceutical industry, to the newly created position of Chief Operating Officer.
•
In the third quarter, Edge began screening patients in a multi-center, randomized, controlled, open-label study of intracisternal administration of EG-1962 in adults with aSAH. This study will investigate the safety and pharmacokinetic profile of EG-1962 administered directly into the basal cisterns of the brain compared to standard of care oral nimodipine in a group of 12 patients with aSAH. Clinical outcomes will be assessed, as well.

Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2016 were $112.8 million, compared with $130.2 million as of December 31, 2015.

Research & Development (R&D) Expenses:  R&D expenses were $6.7 million for the three months ended September 30, 2016, compared to $6.5 million for the same period in 2015. The increase in R&D expense was primarily due to increased personnel-related costs related to the NEWTON 2 study and other R&D expenses.

General & Administrative (G&A) Expenses: General and administrative expenses were $3.6 million for the three months ended September 30, 2016, compared to $2.0 million for the same period in 2015. The increase in G&A expense was largely due to stock based compensation expenses, personnel-related costs, facilities expense, professional fees and additional expenses to support public company operations.

Net Loss: Net loss was $10.8 million for the three months ended September 30, 2016, compared to net loss of $10.1 million for the same period in 2015.

Conference Call Details

Edge will host a conference call and webcast today, Tuesday, November 1, 2016 at 8:30 a.m. Eastern time.  Please dial (877) 388-5691, or (562) 350-0788 for international callers, and reference participant code 4072165 approximately 15 minutes prior to the call. A replay of the call may be accessed through November 15, 2016 on the investor section of Edge’s website or by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing participant code 4072165. A live webcast of the conference call will be available on the investor relations section of Edge’s web site at www.edgetherapeutics.com.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: the pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via external ventricular drain, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements
This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to the clinical progress of EG-1962, initiating enrollment in the fourth quarter of 2016 for intracisternal administration of EG-1962 and additional and previously reported data reinforcing Edge’s belief in the potential clinical and health economic impact of EG-1962 and its potential to become a significant new treatment for aSAH. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

###

Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating expenses:
Research and development expenses	$6,724,503	$6,507,972	$18,046,572	$12,574,455
General and administrative expenses	3,552,289	1,976,888	10,526,775	5,052,983

Total operating expenses	10,276,792	8,484,860	28,573,347	17,627,438

Loss from operations	(10,276,792)	(8,484,860)	(28,573,347)	(17,627,438)

Other income (expense):
Warrant remeasurement	-	(1,433,502)	-	(1,879,823)
Other expense	(163,463)	-	(163,463)	-
Interest income	56,082	1,333	148,272	2,810
Interest expense	(375,089)	(213,021)	(717,263)	(615,047)

Net loss and comprehensive loss	(10,759,262)	(10,130,050)	(29,305,801)	(20,119,498)

Cumulative dividend on Series C , C-1 and C-2 convertible preferred stock	-	(1,827,568)	-	(4,257,083)

Net loss attributable to common stockholders	$(10,759,262)	$(11,957,618)	$(29,305,801)	$(24,376,581)

Loss per share attributable to common stockholders basic and diluted	$(0.37)	$(7.08)	$(1.02)	$(14.44)

Weighted average common shares outstanding basic and diluted	28,896,941	1,688,475	28,848,842	1,688,475

EDGE THERAPEUTICS, INC.
Balance Sheets

	September 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$112,784,622	$130,189,421
Prepaid expenses and other current assets	359,863	1,081,084
Total current assets	113,144,485	131,270,505

Property and equipment, net	3,291,873	2,766,992
Other assets	142,870	55,161

Total assets	$116,579,228	$134,092,658

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$1,963,350	$2,584,249
Accrued expenses	2,290,249	3,734,348
Short term debt	-	2,271,111
Total current liabilities	4,253,599	8,589,708

Noncurrent liability:
Long term debt	14,817,482	3,025,423

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at September 30, 2016 and December 31, 2015, 28,915,226 shares and 28,810,845 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	9,754	9,720
Additional paid-in capital	189,058,164	184,721,777
Accumulated deficit	(91,559,771)	(62,253,970)
Total stockholders' equity	97,508,147	122,477,527

Total liabilities and stockholders' equity	$116,579,228	$134,092,658